FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated November 7, 2012

Registration Statement No. 333-174434

November 9, 2012

Legacy Reserves LP

Pricing Sheet

8,700,000 Units Representing Limited Partner Interests

Issuer:	Legacy Reserves LP
Symbol:	LGCY
Common Units offered:	8,700,000 common units
Greenshoe:	1,305,000 common units
Price to public:	$24.80 per unit
Gross Proceeds:	$215,760,000
Closing date:	November 15, 2012
CUSIP:	524707304
Underwriters:	Wells Fargo Securities
Barclays
BofA Merril Lynch
Citigroup
J.P. Morgan
Raymond James
RBS Capital Markets
UBS Investment Bank
Baird
Stifel Nicolaus Weisel
Global Hunter Securities
Janney Montgomery Scott
MLV & Co.
Wunderlich Securities

We have been advised by the underwriters that, prior to purchasing the units being offered pursuant to the prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 100,650 common units at an average price of $24.9509 per common unit in stabilizing transactions.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was declared effective on June 21, 2011. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-326-5892